Exhibit 99.1

Pfenex Reports Second Quarter 2020 Results and Provides Business Update

•	Commercialization and launch of first royalty bearing products position company for next phase of growth
•

Multiple U.S. health plans add Teriparatide Injection to their formulary upon its June 2020 launch as Pfenex and Alvogen continue to pursue therapeutic equivalence designation; Received EU CHMP positive opinion

•	Pfenex enters into new research collaboration and license agreement with Merck & Co. Inc., with the potential to earn up to $293M in upfront, development and sales milestones
•	Receipt of India Marketing Authorization and first Pneumosil® UNICEF tender awarded to Serum Institute of India Private Limited (SII) which utilizes Pfenex’ CRM197
•	Pfenex continues to progress new development programs PF810 and PF901 and novel programs using its VHH platform

SAN DIEGO, August 6, 2020 — Pfenex Inc. (NYSE American: PFNX) reported financial results for the second quarter ended June 30, 2020 and provided a business update.

“The second quarter of 2020 marked a significant milestone for Pfenex as our partner, Alvogen, launched Teriparatide Injection in the U.S. in June.” said Eef Schimmelpennink, CEO of Pfenex.  “Making the product commercially available while we continue to seek therapeutic equivalence (TE) rating relative to Forteo® (teriparatide injection), provided an opportunity to accelerate patient access to a cost-effective alternative to this important drug and initial market feedback has been encouraging.   Following the FDA’s April General Advice Letter and as part of an active and on-going dialogue, the FDA has provided additional direction around the methodology to be used in a new comparative use human factors (CUHF) study focused on a larger group of Forteo experienced users in order to support a therapeutic equivalence evaluation. Having taken the totality of feedback into account, including a General Advice Letter dated July 2020, Alvogen has recently provided the FDA with an updated CUHF protocol.”

“Outside of the U.S. we made significant progress as PF708 was issued a positive opinion by the CHMP, which we believe positions the product candidate for final approval by the European Commission in the second half of 2020. Furthermore, with Alvogen, we continue to increase the number of partners supporting the global regulatory and commercial strategy for PF708, with two new sublicensees in Latin America.”

“The second quarter of 2020 also saw interest in the capabilities of the Pfenex Expression Technology platform from collaboration partners, highlighted by today’s announcement of our research collaboration with Merck, as well as continued momentum across our other late stage and commercial collaborations, including the first commercial agreement by SII with its CRM197-based Pneumosil vaccine; patient enrollment in Jazz Pharmaceuticals’ Phase 3 clinical trial of JZP-458, which has received fast-track designation; and positive Phase 3 data shared by Merck for its CRM197-based V114 pneumococcal vaccine candidate.”

“The realization of what we believe to be potential near-term revenue opportunities is expected to enable us to continue expanding our collaborations and partnerships as well as pursue novel biopharmaceutical development,” he continued. “Looking forward, we believe there are several important milestones on the horizon that have the potential to drive long-term shareholder value, including the continued preclinical development of our next generation molecules and continued portfolio expansion with VHH single domain antibody candidates” concluded Mr. Schimmelpennink.

Business Review and Update

Teriparatide Injection Product

PF708 is approved in the U.S. under the 505(b)(2) regulatory pathway, with Forteo® (teriparatide injection) as the listed drug, and commercially launched under the brand name Teriparatide Injection. Outside of the U.S., PF708 remains in various stages of regulatory and marketing application processes and, upon approval, may be marketed as Teriparatide Injection or under various tradenames, such as Bonsity, Livogiva, or Qutavina.  Pfenex refers to the product as Teriparatide Injection for discussions related to the U.S. market, as PF708 in markets where regulatory approval is pending or outstanding, and as teriparatide injection product in general discussions of the product.

In June 2020, Pfenex’s commercialization partner for Teriparatide Injection, Alvogen, initiated the U.S. commercial launch of Teriparatide Injection prior to obtaining a positive FDA decision on TE.  In conjunction with the launch, Alvogen continues to negotiate with major U.S. health care plans, several of which added the product to their formularies, commenced digital marketing campaigns and shipped initial stocking orders to wholesalers. Pfenex is eligible to receive tiered royalties on gross profits earned from Alvogen’s sale of Teriparatide Injection of 25% to 40%, which increases to 50% on all gross profits if the TE designation is awarded.

In its July 2020 General Advice Letter, the FDA provided additional feedback and direction regarding the methodology to be used in a new CUHF study the FDA deemed necessary to help support a therapeutic equivalence evaluation.  In response, we worked with Alvogen to finalize a CUHF protocol intended to address the FDA’s feedback.  The new protocol has been delivered to the FDA for its review.  We intend to commence the study after the FDA’s review of the protocol.

In June 2020, the Committee for Medicinal Products for Human Use of Medicines provided a positive opinion on PF708.  The CHMP’s recommendation will now be considered by the European Commission to determine whether to grant marketing authorization, which typically occurs within 67 days of the CHMP recommendation and could potentially lead to regulatory approval as early as the second half of 2020.  If approved, PF708 would receive marketing authorization in the more than 25 member states of the European Union, as well as in Iceland, Liechtenstein and Norway.

Alvogen entered into a distribution and commercialization agreement with two sublicensees, one a large, multinational pharmaceutical company to commercialize PF708 in Brazil, Columbia, Mexico, Ecuador, Paraguay, and Peru, upon receipt of applicable marketing authorizations.

From a global commercialization perspective, teriparatide injection is supported by a network of 10 regional commercial partners covering 48 countries.  As of August 6, 2020, teriparatide injection has been included within six regulatory and marketing submissions and has achieved one approval covering one country with the five additional submissions still under review.

Pfenex believes Teriparatide Injection and PF708, upon approval for marketing in other countries, as well as a positive therapeutic equivalence designation from the FDA, has the potential to enhance patient access to an important treatment as a potential cost-effective alternative to Forteo, which had $1.4 billion in global sales in 2019.

Jazz Collaboration Agreement

Pfenex has a development and license agreement with Jazz Pharmaceuticals plc (Jazz) for multiple hematologic oncology products including PF743 (JZP-458), a recombinant Erwinia asparaginase, and PF745 (JZP-341), a long-acting Erwinia asparaginase. Jazz has received fast track designation for PF743, and recently stated that it anticipates the filing of the biologics license application as early as the fourth quarter of 2020. The Phase 3 clinical trial, consisting of approximately 100 patients with a planned interim analysis at approximately 50 patients, is being conducted in collaboration with Children's Oncology Group.

Under the terms of the development and license agreement, Pfenex is eligible to receive an aggregate total of up to $224.5 million in development and sales milestone fees.  At June 30, 2020, $162.5 million of development and sales milestones are still eligible to be received by Pfenex, including up to $3.5 million for development milestones, $34.0 million in regulatory milestones and $125 million in sales milestones. Pfenex is eligible to receive tiered royalties based on worldwide sales of any products resulting from the collaboration.

Pfenex believes PF743 and PF745, upon approval, have the potential to resolve historical product supply challenges and enhance global patient access to an important therapy as an alternative to Erwinaze.

Pfenex also continues to progress PF690, a pegaspargase, in accordance with the Jazz agreement.  Jazz maintains an exclusive option to license this product pursuant to certain option triggers.

CRM197

CRM197 is a non-toxic mutant of diphtheria toxin. It is a well characterized protein and functions as a carrier for polysaccharides and haptens, making them immunogenic. CRM197 is used in prophylactic and therapeutic vaccine candidates. The Company has developed unique CRM197 production strains based on its Pfenex Expression Technology platform.  Preclinical grade and cGMP CRM197 is supplied to several vaccine development focused pharmaceutical customers and unique strains have been exclusively licensed to Merck and SII for use in their conjugate vaccine products including candidates for pneumococcal and meningitis bacterial infections.  Pneumococcus bacterium is a leading cause of severe pneumonia and major cause of morbidity and mortality worldwide.

Merck is using CRM197 produced by Pfenex Expression Technology in its V114 (PCV-15) vaccine, an investigational 15-valent conjugate vaccine for the prevention of pneumococcal disease, currently in 17 Phase 3 studies. In June, Merck announced positive results from two of the initial Phase 3 studies evaluating the safety, tolerability and immunogenicity of V114, which were published via the International Symposium on Pneumococci and Pneumococcal Diseases online digital library. Merck also announced its plans to continue to work with the FDA and other regulatory authorities around the world on filing plans for licensure of this vaccine as additional data from the Phase 3 programs become available. If approved, V114 is expected to be positioned as a key product in the pneumococcal vaccine market.  In accordance with our license agreement, Pfenex is eligible to receive regulatory milestones and royalties on the net sales of V114.

SII is using CRM197 produced by Pfenex Expression Technology in multiple programs. SII developed a 10-valent pneumococcal conjugate vaccine, Pneumosil, which achieved World Health Organization prequalification in the fourth quarter of 2019.  SII recently announced a new arrangement with the United Nations International Children's Fund (UNICEF) to supply ten million doses of Pneumosil, annually for a period of ten years.  The supply arrangement may allow low- and middle-income countries to access the drug under UNICEF’s Vaccine Alliance’s Advance Market Commitment. Additionally, SII received Indian marketing authorization for Pneumosil in July 2020, enabling commercialization of the product in this key market.  In accordance with our license agreement, Pfenex is eligible to receive royalties on net sales.

Preclinical grade and cGMP CRM197 are also used by several additional commercial partners focused on pharmaceutical vaccine development and research.

Development Programs

Pfenex continues to expand its product candidate pipeline through both wholly owned and partnered next generation and novel development programs leveraging the Pfenex Expression Technology platform.  The Pfenex Expression Technology platform has historically demonstrated success in producing engineered binding proteins with the capability to rapidly generate putative lead candidates for assessment, down selection, and development of a long-term production strain.

In August 2020, Pfenex and Merck signed a research and collaboration agreement to evaluate a specified set of proteins to be produced via the Pfenex Expression Technology platform. Under the terms of the arrangement, Pfenex will receive an upfront payment in the amount of $2.5 million dollars and research funding. If the evaluation is successful Pfenex could potentially receive a $2.5 million dollar success fee and up to $95 million in development and sales milestones for Merck products against each of the three exclusive targets.

Over the past twelve months, Pfenex has expanded the capabilities of the Pfenex Expression Technology platform to include the development of VHH single domain antibodies. VHH single domain antibodies contain a single variable domain and two constant domains consisting of only heavy chains. VHH antibodies are fully functional and have attractive attributes from a biopharmaceutical development perspective, including their smaller size (12-15 kD), ability to be linked together for multivalency and/or half-life extension, nano to picomolar affinities, stability, and their opportunities to address biologic targets of interest covering a variety of disease states that have not been remedied by existing therapies.

Multiple partners are currently licensing the use of the Pfenex Expression Technology platform in the development of their lead product candidates and platform capabilities, including Arcellx, who recently presented preclinical data demonstrating the utility of its ARC-sparX platform technology as directed against the CD123 antigen, a therapeutic target for hematologic malignancies including acute myelogenous leukemia.  Arcellx has previously entered into a commercial license with Pfenex for the production of the soluble targeting component, or sparX protein, of the product.

PF810, a wholly-owned, peptide based next generation therapeutic, was added to our pipeline in the third quarter of 2019. The program leverages substantial internal chemistry, manufacturing and controls and clinical knowledge and to date the product candidate has achieved in-vivo proof of concept in two species including non-human primates. Subject to successful development work and preclinical studies we intend to file an IND for the product as early as 2021.

PF901 is a hematology focused wholly owned novel VHH antibody based therapeutic and is the first product candidate to emerge from our VHH antibody discovery platform. We have completed in vivo proof of concept and the lead product candidate is currently going through affinity maturation. Subject to successful development work and preclinical studies we plan to select the lead candidate for the product as early as 2021.

Pfenex continues to progress its wholly-owned product candidate pipeline, with the intention to produce, isolate, and select novel lead product candidates that may be internally developed, co-developed, or out licensed. Development efforts are increasingly weighted toward product candidates based upon the Pfenex Expression Technology platform’s new VHH single domain antibody capabilities.  Pfenex has generated potential lead VHH single domain antibody binders to selected, validated biological targets and continues to assess these candidates for further development.  During the second quarter of 2020, putative lead candidates against a selected target of interest were identified and characterized in vitro, with one molecule subsequently achieving in vivo proof of concept.  This molecule has been advanced to affinity maturation.

COVID Update

As the COVID-19 pandemic has developed, Pfenex has taken numerous steps to help ensure the health and safety of its employees and their families. The Company is maintaining social distancing and enhanced cleaning protocols and usage of personal protective equipment, where appropriate. Employees whose tasks can be performed offsite have been instructed to work from home and only critical program work in the lab has continued with staggered lab employee work shifts to minimize risk of exposure to COVID-19.  To date, Pfenex has not incurred any significant losses or disruptions in the completion or progression of its various initiatives as a result of these changes

Financial Highlights for the Second Quarter 2020

Total Revenue decreased by $2.0 million, or 72%, to $0.8 million in the three months ended June 30, 2020, compared to $2.8 million in the same period in 2019.  The decrease in revenue was primarily due to a decrease in revenue from services provided to BARDA and Arcellx and license revenue related to the Jazz agreement.  During the three months ended June 30, 2020, royalty revenue from the U.S. sales of Teriparatide Injection was $0.4 million and service-based revenue was $0.4 million.

Cost of Revenue decreased by approximately $0.4 million, or 39%, to $0.7 million in the three month period ended June 30, 2020, compared to $1.1 million in the same period in 2019. The decrease was primarily due to a decrease in sales of our CRM197 product and declining service revenue.

Research and development expenses increased by approximately $0.7 million, or 15%, to $5.5 million in the three month period ended June 30, 2020, compared to $4.8 million in same period in 2019. The increase was primarily due to increased investments in our novel biopharmaceutical program development, partially offset by reductions in PF708 development expenses.

Selling, general and administrative expenses increased by approximately $0.4 million, or 8%, to $4.9 million in the three month period ended June 30, 2020, compared to $4.5 million in the same period in 2019. The increases were primarily due to legal fees.

Cash and cash equivalents as of June 30, 2020, were $61.2 million. Pfenex believes that its existing cash and cash equivalents and cash inflow from operations will be sufficient to meet its anticipated cash needs for at least the next 12 months.

Conference Call Information

The Pfenex management will host a conference call and webcast today at 4:30 PM Eastern Time. Participants may access the call by dialing 877-705-6003 (Domestic) or 201-493-6725 (International), the conference ID number is: 13705182. The call will also be webcast and can be accessed from the Investors section of the Company’s website at www.pfenex.com or http://public.viavid.com/index.php?id=140248.

A replay of the call will also be available through August 13th. Participants may access the replay from the Investors section of the Company’s website at www.pfenex.com or http://public.viavid.com/index.php?id=140248.

About Teriparatide Injection Product

PF708 was approved in the U.S. under the 505(b)(2) regulatory pathway, with Forteo® (teriparatide injection) as the reference drug, and commercially launched under the brand name Teriparatide Injection. Teriparatide Injection is indicated, among other uses, for the treatment of osteoporosis in certain patients at high risk for fracture. Outside the U.S., PF708 remains in various stages of regulatory application processes and, upon approval, may be marketed as Teriparatide Injection or under various tradenames, such as Bonsity, Livogiva, or Qutavina.  The Company refers to the product as Teriparatide Injection for discussions related to the U.S.

market, as PF708 in markets where regulatory approval is pending or outstanding, and as teriparatide injection product in general discussions of the product.

Alvogen has exclusive rights to commercialize and manufacture the teriparatide injection product in the United States, European Union (EU), certain countries in the Middle East and North Africa (MENA), and the Rest of World territories (the latter defined as all countries outside of the EU, U.S. and MENA, excluding Mainland China, Hong Kong, Singapore, Malaysia and Thailand).  Beijing Kangchen Biological Technology Co., Ltd. (Kangchen) has exclusive rights to commercialize PF708 in Mainland China, Hong Kong, Singapore, Malaysia and Thailand.

The Company transferred the U.S. FDA new drug application (NDA) for Teriparatide Injection to Alvogen in November 2019.  Alvogen is responsible for fulfilling all regulatory requirements associated with maintaining the Teriparatide Injection NDA, including discussions with the FDA regarding TE.  The therapeutic equivalence rating for this product is primarily based on the FDA evaluating three distinct requirements that center around showing pharmaceutical equivalence, bioequivalence and human factors comparability, of which pharmaceutical equivalence and bioequivalence have been demonstrated in data submitted to the FDA supporting the NDA approval of Teriparatide Injection. A therapeutic equivalence designation from the FDA for Teriparatide Injection, could permit Teriparatide Injection to be automatically substituted for Forteo, depending on applicable laws and policies within each of the 50 states in the U.S.

A marketing authorization application for PF708 has been filed and accepted with the EMA using the biosimilar pathway with Forsteo® as the reference medicinal product, and the CHMP issued a positive opinion in June 2020.  Additional marketing authorization applications for PF708 have been filed in Saudi Arabia, Canada, Hong Kong, Singapore, Malaysia and Thailand.

About Pfenex Inc.

Pfenex is a development and licensing biotechnology company with commercial products and product candidates focused on leveraging its proprietary protein production platform, Pfenex Expression Technology®, to develop next generation and novel protein therapeutics to meaningfully improve existing therapies and create novel therapies for some of the biological targets linked to critical diseases still waiting to successfully be addressed. Using the patented Pfenex Expression Technology platform, Pfenex has created a broad pipeline that is diversified across multiple assets, including U.S. Food and Drug Administration (FDA) approved, next generation and novel biopharmaceutical products. Pfenex’s lead product, which has been transferred to Alvogen, is Teriparatide Injection (previously referred to as PF708 and Bonsity™), a therapeutic equivalent candidate to Forteo® (teriparatide injection). Teriparatide Injection has been commercialized in the U.S. for, among other uses, the treatment of osteoporosis in certain patients at high risk for fracture, and marketing authorization applications are pending in other jurisdictions. In addition, Pfenex is developing hematologic oncology products in collaboration with Jazz Pharmaceuticals, including PF743, a recombinant Erwinia asparaginase, and PF745, a half-life extended recombinant Erwinia asparaginase. Pfenex also uses its Pfenex Expression Technology platform to produce CRM197, a diphtheria toxoid carrier protein for use in prophylactic and therapeutic vaccines.

Pfenex investors and others should note that Pfenex announces material information to the public about Pfenex through a variety of means, including its website (http://www.pfenex.com/), its investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with its disclosure obligations under Regulation FD. Pfenex encourages its investors and others to monitor and review the information Pfenex makes public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Pfenex's future expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of Pfenex’s developed products, product candidates, and the company in general, including the potential to obtain marketing authorization in the European Union for PF708 (branded in Europe as Livogiva™); the expected timing of marketing authorization in Europe; the potential to improve patient access; the potential benefits of Teriparatide Injection and PF708; Pfenex’s expectations with respect to the cost of Teriparatide Injection and PF708; potential market opportunities for Teriparatide Injection and PF708; the potential to receive and the timing of potential milestone payments and future royalties; regulatory developments, including expectations with respect to the timing of an additional CUHF study; the FDA’s review of therapeutic equivalence for Teriparatide Injection and the timing of that review; the expected timing of filing and IND for PF810; the timing of selecting the lead candidate with respect to our VHH antibody discovery platform; Pfenex’s expectations with respect to the potential benefits of Pneumosil; Pfenex’s expectations with respect to the sufficiency of its cash resources; Pfenex’s expectations with respect to PF743 and PF745, including the potential to resolve supply chain challenges; and the potential to drive long-term shareholder value. Pfenex's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of various factors, including: the European Commission may not affirm the CHMP opinion and grant a centralized marketing authorization; the FDA may not grant an “A” therapeutic equivalence designation for Teriparatide Injection; Pfenex's ability to successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates or may require Pfenex to conduct additional clinical trials or modify ongoing clinical trials or regulatory pathways; challenges related to commencement, patient enrollment, completion, and analysis of clinical trials; Pfenex's ability to manage operating expenses; impacts related to the COVID-19 pandemic; Pfenex's ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex's dependence on third parties for development, manufacture, marketing, sales and distribution of products; unexpected expenditures; litigation and other proceedings regarding intellectual property rights; and difficulties in obtaining and maintaining intellectual property protection for its product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex's business and operating results is contained in Pfenex’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Company Contact:

InvestorRelations@pfenex.com

PFENEX INC.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Revenue
License and service revenue	$741	$2,196	$1,042	$8,790
Product revenue	40	615	421	1,883
Total revenue	781	2,811	1,463	10,673
Cost of revenue
License and service	652	811	893	1,713
Product	28	308	127	973
Total cost of revenue	680	1,119	1,020	2,686
Gross profit	101	1,692	443	7,987
Operating expense
Research and development	5,535	4,812	11,345	12,691
Selling, general and administrative	4,895	4,520	9,627	9,063
Total operating expense	10,430	9,332	20,972	21,754
Net loss from operations	(10,329)	(7,640)	(20,529)	(13,767)
Other income, net	3	71	51	140
Net loss from before income taxes	(10,326)	(7,569)	(20,478)	(13,627)
Income tax provision	5	—	4	1
Net loss	$(10,331)	$(7,569)	$(20,482)	$(13,628)
Net loss per common share:
Basic and diluted	$(0.30)	$(0.24)	$(0.61)	$(0.43)
Weighted-average common shares used in calculating net loss per share:
Basic and diluted	34,291	31,527	33,721	31,503

PFENEX INC.

Consolidated Balance Sheets

	June 30, 2020 (unaudited)	December 31, 2019
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$61,036	$55,624
Restricted cash	200	200
Accounts and unbilled receivables, net	1,509	5,628
Other current assets	1,781	2,308
Total current assets	64,526	63,760
Property and equipment, net	8,590	7,744
Right-of-use asset	3,517	3,903
Other long-term assets	82	170
Intangible assets, net	3,481	3,733
Goodwill	5,577	5,577
Total assets	$85,773	$84,887
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,317	$673
Accrued liabilities	5,096	7,351
Current portion of deferred revenue	125	75
Lease liabilities – short-term	834	951
Other current liabilities	599	616
Total current liabilities	8,971	9,666
Lease liabilities – long-term	2,496	2,896
Deferred revenue, less current portion	300
Other non-current liabilities	113	26
Total liabilities	11,880	12,588
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.001, 200,000,000 shares authorized; 34,296,593 and 32,266,708 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	35	33
Additional paid-in capital	292,082	270,008
Accumulated deficit	(218,224)	(197,742)
Total stockholders’ equity	73,893	72,299
Total liabilities and stockholders’ equity	$85,773	$84,887